Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2021 (except Note 6a and Note 18, as to which the date is May 28, 2021), with respect to the consolidated financial statements of Krispy Kreme Inc. (f/k/a Krispy Kreme HoldCo, Inc.) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado

June 22, 2021